Exhibit 5.1

November 2, 2017

Pareteum Corporation

1185 Avenue of the Americas

New York, NY 10036

Re: Form S-1 Registration Statement (File No. 333-220754)

Ladies and Gentlemen:

We are acting as counsel for Pareteum Corporation, a Delaware corporation (the “Company”), in connection with the above-captioned registration statement on Form S-1 (the “Registration Statement”), as amended from time to time, relating to the registration under the Securities Act of 1933 (the “Act”) of (i) up to an aggregate of approximately 10,434,783 shares (the “Offering Shares”) of the Company’s common stock, par value $0.00001 per share (the “Common Stock”); (ii) up to an aggregate of 10,435 shares of the Company’s Series B Convertible Preferred Stock, par value $0.00001 per share (the “Preferred Stock”); (iii) warrants to purchase up to an aggregate of 5,217,391 shares of Common Stock (the “Offering Warrants”); (iv) up to an aggregate of 10,434,783 shares of Common Stock issuable upon conversion of the Preferred Stock (the “Conversion Shares”); (v) up to an aggregate of 5,217,391 shares of Common Stock issuable upon exercise of the Offering Warrants (the “Warrant Shares”); and (vi) an aggregate of up to 1,565,218 shares of Common Stock issuable to the Underwriter pursuant to the exercise of the Underwriter’s over-allotment option (the “Over-Allotment Shares” and, together with the Offering Shares, the Preferred Stock, the Offering Warrants, the Conversion Shares and the Warrant Shares, the “Shares”).

The Shares are to be sold by the Company pursuant to an underwriting agreement (the “Underwriting Agreement”) entered into by and between the Company and Dawson James Securities, Inc. (the “Representative”), the form of which has been filed as Exhibit 1.1 to the Registration Statement. The Company is also registering warrants to purchase shares of Common Stock to be issued to the Representative (the “Representative’s Warrant”) as well as an aggregate of up to 521,740 shares of Common Stock issuable upon exercise of the Representative’s Warrant (the “Representative’s Warrant Shares”).

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for the opinions expressed in this letter. In connection with this opinion, we have assumed the accuracy and completeness of all agreements, documents, records, certificates and other materials submitted to us, the conformity with the originals of all such materials submitted to us as copies (whether or not certified and including facsimiles), the authenticity of the originals of such materials and all materials submitted to us as originals, the genuineness of all signatures and the legal capacity of all natural persons.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

(1)	The Shares to be offered and sold have been duly authorized and, when issued and sold by the Company in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable;

(2)	The Representative’s Warrants have been duly authorized and, upon execution, issuance and delivery thereof and payment therefor as described in the Registration Statement and the Underwriting Agreement, will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms; and

(3)	The Representative’s Warrant Shares, when issued and sold by the Company in accordance with and in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under “Legal Matters” in the related Prospectus. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours, /s/ Sichenzia Ross Ference Kesner LLP Sichenzia Ross Ference Kesner LLP

1185 Avenue of the Americas | 37th Floor | New York, NY | 10036

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